UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 15, 2006

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 15, 2006, Extreme Networks, Inc. (the “Company”) received a written Staff Determination notice from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because it did not timely file its report on Form 10-Q for the quarter ended October 1, 2006 and, therefore, that its common stock is subject to delisting from The Nasdaq Global Market (the “10-Q Determination”). The Company issued a press release on November 16, 2006, disclosing its receipt of this notice from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On November 10, 2006, the Company filed Form 12b-25 with the Securities and Exchange Commission relating to the late filing of its Form 10-Q report. The information in the Company’s Form 12b-25 is incorporated by reference herein.

As previously disclosed in a press release and on a Current Report on Form 8-K, each dated as of September 27, 2006, the Company had received a Nasdaq Staff Determination stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file its Form 10-K report and, therefore, that its common stock is subject to delisting from The Nasdaq Global Market (the “10-K Determination”). In response to the 10-K Determination, the Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the 10-K Determination, which hearing occurred on November 9, 2006. During the hearing, the Company requested that the panel consider the 10-Q Determination simultaneously with the 10-K Determination. There can be no assurance that the panel will grant the Company’s request for continued listing with respect to the 10-K Determination or the 10-Q Determination. Pending a decision by the hearing panel, the Company’s common stock will continue to be traded on Nasdaq.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 16, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2006

EXTREME NETWORKS, INC.

By:	/s/ Michael J. Palu
Michael J. Palu
Vice President, Corporate Controller, Acting Chief Financial Officer

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